Exhibit 4.2

FINAL VERSION

MULTI-COLOR ESCROW ISSUER, LLC

MULTI-COLOR CORPORATION

ESCROW AND SECURITY AGREEMENT

Dated as of October 4, 2017

U.S. BANK NATIONAL ASSOCIATION,

as Escrow Agent and Trustee

ESCROW AND SECURITY AGREEMENT

This ESCROW AND SECURITY AGREEMENT, dated as of October 4, 2017 (this “Agreement”), is by and among MULTI-COLOR ESCROW ISSUER, LLC, a Delaware limited liability company (“Escrow Issuer”), MULTI-COLOR CORPORATION, an Ohio corporation (“Multi-Color” and together with the Escrow Issuer, the “Companies”), U.S. BANK NATIONAL ASSOCIATION, a national banking association, in its capacities as escrow agent, depositary bank and securities intermediary (the “Escrow Agent”), and U.S. BANK NATIONAL ASSOCIATION, a national banking association, in its capacity as trustee under the Indenture for the Notes described below (the “Trustee”), paying agent, transfer agent and registrar.

RECITALS

Escrow Issuer has been assigned all of the rights and obligations of Multi-Color under that certain purchase agreement dated as of September 20, 2017 (as the same may be amended and restated or otherwise modified from time to time, the “Notes Purchase Agreement”) by and among Multi-Color and Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) and Citigroup Global Markets Inc. (“Citi”), as a representative of the several initial purchasers named in Schedule A to the Notes Purchase Agreement (collectively, the “Initial Purchasers”).

Pursuant to that certain indenture (as the same may be amended, supplemented, amended and restated or otherwise modified from time to time, the “Indenture”), dated as of October 4, 2017, by and among the Escrow Issuer and the Trustee, the Escrow Issuer will issue $600,000,000 in aggregate principal amount of its 4.875% Senior Notes due 2025 (the “Notes”). In connection with the issuance of the Notes, the Companies prepared an Offering Memorandum, dated as of September 20, 2017 (the “Offering Memorandum”). Capitalized terms that are used but not defined herein have the meanings assigned to them in the Notes Purchase Agreement.

Pursuant to the “Use of Proceeds” section of the Final Offering Memorandum, Multi-Color intends to use the proceeds from the issuance and sale of the Notes and cash on hand (i) to repay outstanding borrowings under the Existing Credit Facilities; (ii) to fund a portion of the purchase price payable in connection with the consummation of the Constantia Labels Acquisition; and (iii) to pay fees and expenses in connection therewith and the offering of the Notes. As the consummation of the Constantia Labels Acquisition will not occur contemporaneously with the issuance of the Notes, the Companies have agreed with the Initial Purchasers in the Notes Purchase Agreement and with the Trustee in the Indenture to enter into this Agreement and to escrow the proceeds from the offering of the Notes and other funds as provided herein.

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, for themselves, their successors and assigns, hereby agree as follows:

1.    Appointment of and Acceptance by Escrow Agent. The Escrow Issuer, Multi-Color and the Trustee hereby appoint the Escrow Agent to serve as escrow agent hereunder. The Escrow Agent hereby accepts such appointment and, upon receipt by wire transfer of the Initial Deposit (as defined below) in accordance with Section 2 hereof, agrees to hold, invest and disburse the Escrow Property (as defined below) in accordance with this Agreement.

2.    Deposit of Escrow Funds. The initial funds to be deposited with the Escrow Agent will be as follows:

(a)    Concurrently with the execution and delivery hereof and the issuance of the Notes:

(i)    as provided in the Notes Purchase Agreement, the Escrow Issuer, will deposit with the Escrow Agent in cash or by wire transfer in immediately available funds the sum representing 100% of the gross proceeds of the issuance of the Notes (which, for the avoidance of doubt, shall equal $600,000,000) (the “Proceeds Deposit”); and

(ii)    the Escrow Issuer will deposit with the Escrow Agent in cash or by wire transfer in immediately available funds an amount that, together with the Proceeds Deposit, is not less than the amount required to redeem in cash, on the third Business Day following January 16, 2018 (the “Escrow Outside Date”), the Notes at 100% of the principal amount thereof pursuant to the terms of the Indenture, together with any accrued and unpaid interest to, but not including, the Special Mandatory Redemption (the “Escrow Issuer Deposit”).

As a result of the Proceeds Deposit and the Escrow Issuer Deposit made pursuant to clauses (i) and (ii) above, the aggregate amount deposited with the Escrow Agent on the date hereof will be $608,693,750.00 (the “Initial Deposit”).

(b)    The Escrow Agent will accept the Initial Deposit and will hold such funds, all investments thereof, any Distributions (as defined below) and the proceeds of the foregoing in a registered money market securities account created by the Escrow Agent prior to or concurrently with the issuance of the Notes. Such securities account shall have account number 276278000 and shall be maintained by the Escrow Agent in the name of the Trustee (the “Escrow Account”) for disbursement in accordance with the provisions hereof. The Trustee will be the “Entitlement Holder” and “Customer” of the Escrow Agent with respect to the Escrow Account. The Escrow Issuer will not have any access to the Escrow Account or funds, investments or other assets credited thereto, other than the limited contractual right to receive the Escrow Property (as defined below) under the circumstances specified in Section 4 hereof. The Initial Deposit, the Escrow Account and all funds, securities or other property now or hereafter credited to the Escrow Account, all investments of any of the foregoing, plus all interest, dividends and other distributions and payments with respect to any of the foregoing (collectively the “Distributions”) received or receivable by the Escrow Agent and all proceeds of the foregoing, but excluding any property and/or funds distributed or paid in accordance with this Agreement (other than such property and/or funds distributed or paid to the Trustee in accordance with this Agreement), are collectively referred to herein as the “Escrow Property.”

3.    Limited Rights in Escrow Property; Security Interest.

(a)    It is the intention of the parties hereto that this Agreement create a true escrow and neither the Escrow Issuer nor Multi-Color shall have any ownership of, or rights in, the Escrow Account or the Escrow Property, other than the limited contractual right to receive the Escrow Property under the circumstances specified in Section 4 hereof.

(b)    As security for the due and punctual payment when due of all amounts that may be payable from time to time under the Notes Purchase Agreement, the Indenture and the Notes, now or hereafter arising, the Escrow Issuer hereby pledges, assigns and grants to the Trustee, for the benefit of the holders of the Notes, a continuing security interest in, and a lien on, all of its rights, title and interest to, and arising under, this Agreement, whether now owned or hereafter acquired. If, notwithstanding the intention of the parties set forth in Section 3(a) hereof, the Escrow Issuer is determined to have any right, title or interest in any of the Escrow Property whether now owned or hereafter acquired, then as security for the due and punctual payment when due of all amounts that may be payable from time to time under the Notes Purchase Agreement, the Indenture and the Notes, now or hereafter arising, the Escrow Issuer hereby pledges, assigns and grants to the Trustee, for the benefit of the holders of the Notes, a continuing security interest in, and a lien on, the Escrow Property. The Escrow Issuer represents and warrants that the security interest of the Trustee in this Agreement and, to the extent that any such party has rights therein, the Escrow Property, will, after execution and delivery of this Agreement by all parties hereto, at all times be valid, perfected and enforceable (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law) as a first-priority security interest (subject to non-consensual liens of the Escrow Agent, in its capacity as such, which arise by operation of law) by the Trustee against the Escrow Issuer and all third parties in accordance with the terms of this Agreement to the extent such Escrow Property may be perfected (i) by “control” or “possession” under the UCC (as defined below), or (ii) by the filing of a UCC financing statement in accordance with Section 3(g) hereof, assuming such filing is in fact made.

(c)    The parties hereto acknowledge and agree that: (i) the Escrow Account will be treated as a “Securities Account,” (ii) the Escrow Property will be treated as “Financial Assets,” (iii) this Agreement governs the Escrow Account and provides rules governing the priority among possible “Entitlement Orders” received by the Escrow Agent as “Securities Intermediary” from the Escrow Issuer, Multi-Color, the Trustee and any other persons entitled to give “Entitlement Orders” with respect to such Financial Assets and (iv) the “Securities Intermediary’s Jurisdiction” is the State of New York. The Escrow Agent represents and warrants that the Escrow Agent is a “Securities Intermediary” with respect to the Escrow Account and the “Financial Assets” credited to the Escrow Account. Except as specifically provided herein, the terms of the New York Uniform Commercial Code, as amended, or any successor provision (the “UCC”), will apply to this Agreement, and all terms quoted in Section 2(b) hereof and clauses (c) and (e) of this Section 3 will have the meanings assigned to them by Article 8 of the UCC.

(d)    The Escrow Agent hereby agrees that all property delivered to the Escrow Agent for crediting to the Escrow Account will be promptly credited to the Escrow Account by the Escrow Agent. The Escrow Agent represents and warrants that it has not entered into, and agrees that it will not enter into, any control agreement or any other agreement relating to the Escrow Account or the Escrow Property with any other third party, except for this Escrow Agreement.

(e)    Each of the parties hereto acknowledge and agree that the Escrow Account will be under the control (within the meanings of Sections 8-106, 9-106 and 9-104 of the UCC) of the Trustee and, notwithstanding any other provision of this Agreement, the Escrow Agent will comply with all “Entitlement Orders” and instructions given by the Trustee with respect to the Escrow Account or Escrow Property without further consent of the Escrow Issuer or any other person. Except as expressly set forth in Sections 4 and 7 hereof, neither the Escrow Issuer nor Multi-Color shall have any right to give any “Entitlement Orders” or instructions.

(f)    Notwithstanding anything contained herein to the contrary, prior to the Escrow Outside Date, the Trustee agrees to only deliver any “Entitlement Order” in the event that an Event of Default has occurred and is continuing under the Indenture.

(g)    The Escrow Issuer agrees to take all steps necessary or as may be reasonably requested by the Trustee in connection with the perfection of the Trustee’s security interest in this Agreement and the Escrow Property and, without limiting the generality of the foregoing, the Escrow Issuer hereby authorizes the Trustee to file one or more UCC financing statements, in such jurisdictions and filing offices and containing such description of collateral as reasonably necessary or advisable in order to perfect the security interest granted herein. Each of the Escrow Issuer and Multi-Color represents and warrants that as of the date hereof it has been duly formed or incorporated, as applicable, and is validly existing as a limited liability company or corporation, as applicable, under the laws of the state of Delaware or Ohio, as applicable, and is not organized under the laws of any other jurisdiction, and each of the Escrow Issuer and Multi-Color hereby agrees that, prior to the termination of this Agreement, it will not change its legal name or jurisdiction of organization without giving the Trustee, not less than fifteen (15) days prior written notice thereof and without taking all necessary steps reasonably required to continue the perfection of the security interest granted herein.

(h)    Upon the release of any Escrow Property pursuant to Section 4 hereof, the security interest of the Trustee for the benefit of the holders of the Notes will automatically terminate with respect to any such Escrow Property without any further action and such Escrow Property will be delivered to Multi-Color or at the direction of the Escrow Issuer, free and clear of any and all liens, claims or encumbrances of any person, including, without limitation, the Escrow Agent, the Trustee and the holders of the Notes. At the written request of the Escrow Issuer or Multi-Color, the Trustee will give all necessary authorizations to allow the Escrow Issuer or its designee to terminate any financing statements and will execute such other documents without recourse, representation or warranty of any kind as the Escrow Issuer may reasonably request in writing to evidence or confirm the termination of the security interest in such released Escrow Property.

4.    Disbursement of Escrow Property. Subject to Section 3(e) hereof, the Escrow Agent is directed to hold and distribute the Escrow Property in the following manner:

(a)    The Escrow Agent will only release the Escrow Property in the cases specifically provided for in this Section 4 hereof.

(b)    Promptly, and in any event, within two (2) Business Days following receipt of a notice in the form of the Officer’s Certificate from the Escrow Issuer and Multi-Color attached hereto as Exhibit A and signed by their Authorized Officers (as set forth on Schedule A), a copy of which shall be delivered to the Trustee and MLPF&S on the same day delivery is made to the Escrow Agent, upon which the Escrow Agent may conclusively rely, the Escrow Agent will liquidate all investments and release the Escrow Property as follows:

(i)    first, an amount in cash equal to the Escrow Purchasers’ Commission to MLPF&S, by wire transfer of immediately available funds in accordance with the wire transfer instructions set forth in Section 5 hereof; and

(ii)    second, any and all remaining Escrow Property to Multi-Color by wire transfer of immediately available funds in accordance with the wire instructions set forth in Section 5 hereof.

(c)    If either (1) the Escrow Agent shall not have received an Officer’s Certificate as contemplated by clause (b) of this Section 4, on or prior to the Escrow Outside Date, or (2) Multi-Color shall provide the Escrow Issuer, the Escrow Agent and the Trustee(with a copy to MLPF&S ) with written notice in the form of the Officer’s Certificate from Multi-Color attached hereto as Exhibit B and signed by its Authorized Officers (as set forth on Schedule A), then within two (2) Business Days of the earlier of the dates as set forth in clauses (1) and (2) of this clause (c) (such earlier date being the “Acquisition Deadline”), the Escrow Issuer shall send or cause to be sent a notice of Special Mandatory Redemption to all holders of the Notes. On the day falling three (3) Business Days after the Acquisition Deadline (the “Escrow Redemption Date”), the Notes will be redeemed at a price equal to 100.00% of the principal thereof, plus, in each case, accrued and unpaid interest on the Notes from the issue date of the Notes to, but not including, the date of such redemption (the “Escrow Redemption Price”). After its receipt of instructions from Multi-Color, the Escrow Agent will, on the Business Day immediately prior to the Escrow Redemption Date, liquidate all investments of Escrow Property then held by it and on the Escrow Redemption Date release all of the Escrow Property as follows:

(i)    first, to the Trustee under the Indenture, an amount of Escrow Property in cash equal to the Escrow Redemption Price for payment to the holders of the Notes in accordance with the Special Mandatory Redemption provisions contained in the Indenture; such release of Escrow Property to the Trustee under the Indenture will be made by wire transfer of immediately available funds in accordance with the wire instructions set forth in Section 5 hereof; provided that if the amount of the Escrow Property is less than the amount required to be paid for the Escrow Redemption Price, Multi-Color will deliver to the Escrow Agent, at least one (1) Business Day prior to the Escrow Redemption Date, an amount equal to the deficiency;

(ii)    second, an amount in cash equal to the Escrow Purchasers’ Commission to MLPF&S, by wire transfer of immediately available funds in accordance with the wire transfer instructions set forth in Section 5 hereof; provided that if the amount of the Escrow Property is less than the amount required to be paid for the Escrow Purchasers’ Commission, Multi-Color will deliver to the Escrow Agent, at least one (1) Business Day prior to the Escrow Redemption Date, an amount equal to the deficiency; and

(iii)    third, to Multi-Color, any Escrow Property remaining after the distributions in the immediately preceding (i) and (ii) above, by wire transfer of immediately available funds in accordance with the wire instructions set forth in Section 5 hereof.

5.    Wire Transfer Instructions.

(a)    Unless otherwise indicated in writing, all cash (including the cash proceeds from liquidation of any Escrow Property) distributed from the Escrow Account to the Escrow Issuer or Multi-Color will be transferred by wire transfer of immediately available funds in accordance with the following wire transfer instructions:

Bank:	PNC Bank
ABA No.:	041000124
Account No.	4105756128
SWIFT:	PNCCUS33
Account Name:	Multi-Color Corp Main

(b)    All funds distributed from the Escrow Account to MLPF&S, on behalf of the Initial Purchasers, for payment of the Escrow Purchasers’ Commission will be transferred by wire transfer of immediately available funds in accordance with the following wire transfer instructions:

Bank:	BANK OF AMERICA, NA
ABA No.:	0260-0959-3
Account No.	3750672743
SWIFT:	BOFAUS3N
Beneficiary:	Merrill Lynch Pierce Fenner & Smith Inc

(c)    All cash distributed from the Escrow Account to the Trustee will be transferred by wire transfer of immediately available funds in accordance with the following wire transfer instructions.

Bank:	US Bank
ABA No.:	091000022
Account No.	180121167365
FBO:	U.S. Bank Trust NA
Ref:	Multi-Color – Trust
Attention:	Daniel Boyers

6.    Suspension of Performance; Disbursement Into Court. If, at any time, (i) there shall exist any dispute by or among the Escrow Issuer, Multi-Color and/or any other person or entity with respect to the holding or disposition of all or any portion of the Escrow Property or any other obligations of the Escrow Agent hereunder, (ii) the Escrow Agent is unable to determine, to the Escrow Agent’s reasonable satisfaction, the proper disposition of all or any portion of the Escrow Property or the Escrow Agent’s proper actions with respect to its obligations hereunder, or (iii) the Escrow Issuer has not within thirty (30) days of the receipt by the Escrow Issuer of the notice of resignation of Escrow Agent pursuant to Section 8 hereof, appointed a successor Escrow Agent to act hereunder, then the Escrow Agent may, in its sole discretion, take either or both of the following actions:

(a)    suspend the performance of any of its obligations (including without limitation any disbursement obligations) under this Agreement until such dispute or uncertainty shall be resolved to the sole satisfaction of the Escrow Agent or until a successor Escrow Agent shall have been appointed (as the case may be); or

(b)    petition (by means of an interpleader action or any other appropriate method) any court of competent jurisdiction in any venue convenient to the Escrow Agent, for instructions with respect to such dispute or uncertainty, and to the extent required or permitted by law, pay into such court, for holding and disposition in accordance with the instructions of such court, all Escrow Property, after deduction and payment to the Escrow Agent of all fees and expenses (including court costs and attorneys’ fees) payable to, incurred by, or expected to be incurred by the Escrow Agent in connection with the performance of its duties and the exercise of its rights hereunder.

The Escrow Agent shall have no liability to the Escrow Issuer, Multi-Color and/or any other person or entity with respect to any such suspension of performance or disbursement into court, specifically including any liability that may arise, or be alleged to have arisen, as a result of any delay in disbursement of the Escrow Property or any delay with respect to any other action required or requested of the Escrow Agent.

7.    Investment of Funds. The Escrow Agent is directed and instructed by the Escrow Issuer and Multi-Color to invest and reinvest the Escrow Property, without distinction between principal and income, in the SEC-registered money market fund investing solely in U.S.

government securities and repurchase agreements fully collateralized by such obligations, with Standard & Poor’s AAAm rating and Moody’s Aaa-mf rating, as described on Schedule B hereto. The Escrow Agent will credit all such investments to the Escrow Account and hereby agrees to treat any such investment as a “Financial Asset” within the meaning of Section 8-102(a)(9) of the UCC. The Escrow Agent may sell or liquidate any of the foregoing investment at any time if the proceeds thereof are required for any disbursement of Escrow Property permitted or required hereunder. All investment earnings shall become part of the Escrow Property and investment losses shall be charged against the Escrow Property. The Escrow Agent shall not be liable or responsible for loss in the value of any investment made pursuant to this Agreement, or for any loss, cost or penalty resulting from any sale or liquidation of the Escrow Property. With respect to any Escrow Property received by the Escrow Agent after twelve o’clock, p.m., Eastern Time, the Escrow Agent shall not be required to invest such funds until the next Business Day.

8.    Resignation or Removal of Escrow Agent.

(a)    The Escrow Agent may resign and be discharged from the performance of its duties hereunder at any time by giving thirty (30) days prior written notice to the Escrow Issuer specifying a date when such resignation shall take effect. The Escrow Issuer may, with notice to the Trustee, remove the Escrow Agent at any time by giving the Escrow Agent thirty (30) days prior written notice signed by the Escrow Issuer.

(b)    Within thirty (30) days after receiving the foregoing notice of resignation from the Escrow Agent or after giving the foregoing notice of removal to the Escrow Agent, the Escrow Issuer and Multi-Color jointly shall appoint a successor Escrow Agent hereunder prior to the effective date of such resignation or removal. The Escrow Issuer shall cause any successor Escrow Agent to assume the obligations of the Escrow Agent hereunder or to enter into an escrow and security agreement substantially in the form of this Agreement. If the Escrow Issuer and Multi-Color fail to appoint a successor Escrow Agent within such time, the Escrow Agent shall have the right, in its sole discretion, to deliver the Escrow Property to the Trustee at the address provided herein or to petition a court of competent jurisdiction to appoint a successor escrow agent, and all costs and expenses (including without limitation attorneys’ fees) related to such petition shall be paid solely by the Escrow Issuer and Multi-Color, jointly and severally.

(c)    The retiring Escrow Agent shall transmit all records pertaining to the Escrow Property and pay all Escrow Property to the successor Escrow Agent, after making copies of such records as the retiring Escrow Agent deems advisable and after deduction and payment to the retiring Escrow Agent of all fees and expenses (including court costs and attorneys’ fees) payable to, incurred by, or expected to be incurred by the retiring Escrow Agent in connection with the performance of its duties and the exercise of its rights hereunder. After any retiring Escrow Agent’s resignation, the provisions of this Agreement shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Escrow Agent under this Agreement. Any corporation or association into which the Escrow Agent may be merged or converted or with which it may be consolidated, or any corporation or association to which all or substantially all of the escrow business of the Escrow Agent’s corporate trust line of business may be transferred, shall be the Escrow Agent under this Agreement without further act.

9.    Liability of Escrow Agent. The Escrow Agent undertakes to perform only such duties as are expressly set forth herein and no duties shall be implied. The Escrow Agent shall have no liability under and no duty to inquire as to the provisions of any agreement other than this Agreement, including without limitation any other agreement between any or all of the parties hereto or any other persons even though reference thereto may be made herein. The Escrow Agent shall not be liable for any action taken or omitted by it in good faith except to the extent that a court of competent jurisdiction in a final, non-appealable decision determines that the Escrow Agent’s material breach, gross negligence or willful misconduct was the primary cause of any loss to the Escrow Issuer or Multi-Color. The Escrow Agent’s sole responsibility shall be for the safekeeping and disbursement of the Escrow Property in accordance with the terms of this Agreement. The Escrow Agent shall not be charged with knowledge or notice of any fact or circumstance not specifically set forth herein. The Escrow Agent may rely upon any notice, instruction, request or other instrument, not only as to its due execution, validity and effectiveness, but also as to the truth and accuracy of any information contained therein, which the Escrow Agent shall believe to be genuine and to have been signed or presented by the person or parties purporting to sign the same. In no event shall the Escrow Agent be liable for incidental, indirect, special, consequential or punitive damages (including, but not limited to lost profits), even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action. The Escrow Agent shall not be responsible for delays or failures in performance resulting from acts beyond its control. Such acts shall include but not be limited to acts of God, strikes, lockouts, riots, acts of war or terror, epidemics, governmental regulations superimposed after the fact, fire, communication line failures, computer viruses, power failures, earthquakes or other disasters. The Escrow Agent shall not be obligated to take any legal action or commence any proceeding in connection with the Escrow Property, any account in which Escrow Property are deposited, this Agreement, the Notes Purchase Agreement or the Indenture, or to appear in, prosecute or defend any such legal action or proceeding. The Escrow Agent may consult legal counsel selected by it in the event of any dispute or question as to the construction of any of the provisions hereof or of any other agreement or of its duties hereunder, or relating to any dispute involving any party hereto, and shall incur no liability and shall be fully indemnified from any liability whatsoever in acting in accordance with the opinion or instruction of such counsel. The Escrow Issuer and Multi-Color, jointly and severally, shall promptly pay, upon demand, the reasonable fees and expenses of any such counsel. The Escrow Issuer and Multi-Color agree to perform or procure the performance of all further acts and things, and execute and deliver such further documents, as may be required by law or as the Escrow Agent may reasonably require to carry out its duties under this Agreement.

The Escrow Agent is authorized, in its sole discretion, to comply with final orders issued or process entered by any court with respect to the Escrow Property, without determination by the Escrow Agent of such court’s jurisdiction in the matter. If any portion of the Escrow Property is at any time attached, garnished or levied upon under any court order, or in case the payment, assignment, transfer, conveyance or delivery of any such property shall be stayed or enjoined by any court order, or in case any order, judgment or decree shall be made or entered by any court affecting such property or any part thereof, then in any such event, the Escrow Agent is authorized, in its sole discretion, to rely upon and comply with any such order, writ, judgment or decree which it is advised by legal counsel selected by it is binding upon it without the need for appeal or other action; and if the Escrow Agent complies with any such order, writ, judgment or decree, it shall not be liable to any of the parties hereto or to any other person or entity by reason of such compliance even though such order, writ, judgment or decree may be subsequently reversed, modified, annulled, set aside or vacated.

10.    Indemnification of Escrow Agent. From and at all times after the date of this Agreement, the Escrow Issuer and Multi-Color, jointly and severally, shall, to the fullest extent permitted by law, defend, indemnify and hold harmless the Escrow Agent and each director, officer, employee, attorney, agent and affiliate of the Escrow Agent against any and all actions, claims (whether or not valid), losses, damages, liabilities, penalties, costs and expenses of any kind or nature whatsoever (including without limitation reasonable attorneys’ fees, costs and expenses) incurred by or asserted, whether direct, indirect or consequential, as a result of or arising from or in any way relating to any claim, demand, suit, action or proceeding (including any inquiry or investigation) by any person, including without limitation the Escrow Issuer or Multi-Color, whether threatened or initiated, arising from or in connection with the negotiation, preparation, execution, performance or failure of performance of this Agreement or any transactions contemplated herein (“Losses”); provided, however, that the Escrow Issuer and Multi-Color shall not be liable pursuant to this Section 10 for any Losses which resulted from the Escrow Agent’s material breach, gross negligence or willful misconduct as determined by a final non-appealable decision of a court of competent jurisdiction. The obligations of the Escrow Issuer and Multi-Color under this section shall survive any termination of this Agreement and the resignation or removal of the Escrow Agent.

11.    Fees and Expenses of Escrow Agent. The Escrow Issuer and Multi-Color shall compensate the Escrow Agent for its services hereunder in accordance with Schedule C attached hereto. All of the compensation and reimbursement obligations set forth in this Section 11 shall be payable by the Escrow Issuer and Multi-Color, jointly and severally, upon demand by the Escrow Agent. The obligations of the Escrow Issuer and Multi-Color under this Section 11 shall survive any termination of this Agreement and the resignation or removal of the Escrow Agent. The Escrow Issuer and Multi-Color shall, jointly and severally, promptly after receipt of an itemized invoice, pay, upon demand, any compensation and reimbursement of out-of-pocket expenses due and payable hereunder (including any amount to which the Escrow Agent or any indemnified party is entitled to seek indemnification pursuant to this Agreement).

12.    Representations, Warranties and Security Procedures. The Escrow Issuer and Multi-Color jointly and severally make the following representations and warranties to the Escrow Agent:

(a)    Each Company has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder; and this Agreement has been duly approved by all necessary action of such Company and constitutes its valid and binding agreement enforceable against such Company in accordance with its terms.

(b)    The applicable persons designated on Schedule A attached hereto have been duly appointed to act as authorized representatives of the Escrow Issuer and Multi-Color, as the case may be, and have full power and authority to execute and deliver any Officer’s Certificate, to amend, modify or waive any provision of this Agreement and to take any other actions as authorized representatives under this Agreement; provided that any modification of such authorized representatives shall be provided by written notice delivered to each party to this Agreement in accordance with Section 14 hereof. The Escrow Agent is authorized, but is not required, to seek confirmation of funds transfer instructions by telephone call-back to applicable persons designated on Schedule A, and the Escrow Agent may rely upon the confirmation of anyone purporting to be the person or persons so designated. The persons and telephone numbers for call-backs may be changed only in writing. If the Escrow Agent is unable to contact any of such authorized representatives, the Escrow Agent is authorized to seek confirmation by telephone call-back to any of the applicable party’s executive officers (the “Executive Officers”), which shall include the Chief Executive Officer, President and Vice President, as the Escrow Agent may select. Such Executive Officer shall deliver to Escrow Agent an incumbency certificate and the Escrow Agent may rely upon the confirmation of anyone purporting to be any such officer. When directed to transfer funds, the Escrow Agent may conclusively rely upon any account numbers or similar identifying numbers provided to the Escrow Agent to identify (a) the beneficiary, (b) the beneficiary’s bank, or (c) an intermediary bank. The Escrow Issuer and Multi-Color acknowledge that these security procedures are commercially reasonable.

13.    Governing Law; Consent to Jurisdiction and Venue. This Agreement shall be construed and interpreted in accordance with the internal laws of the State of New York without giving effect to the conflict of laws principles thereof. In the event that any party hereto commences a lawsuit or other proceeding relating to or arising from this Agreement, the parties hereto agree that the U.S. District Court for the Southern District of New York shall have the sole and exclusive jurisdiction over any such proceeding. If such court lacks federal subject matter jurisdiction, the parties agree that any state court located in the City and County of New York shall have sole and exclusive jurisdiction. Any of these courts shall be proper venue for any such lawsuit or judicial proceeding and the parties hereto waive any objection to such venue. The parties hereto consent to and agree to submit to the jurisdiction of any of the courts specified herein and agree to accept service of process to vest personal jurisdiction over them in any of these courts. The State of New York shall be deemed to be the Escrow Agent’s jurisdiction for purposes of the UCC.

14.    Notice. All notices, approvals, consents, requests, and other communications hereunder shall be in writing and shall be delivered by hand, overnight delivery service, electronic mail (electronic mail shall be accompanied by a telephone call to the receiver of the message) or facsimile transmitter (with confirmed receipt) to the physical address, electronic address or facsimile number set forth in this section, or to such other address as each party may designate for itself by like notice, and shall be deemed to have been given on the date received.

If to the Escrow Issuer or Multi-Color at:	Multi-Color Corporation
ATTN: Sharon E. Birkett

	Address:	4053 Clough Woods Drive
Batavia, OH 45103
	Facsimile:	(513) 345-1102
	Telephone:	(513) 381-1480
	E-mail:	sbirkett@mcclabee.com

with a copy to:	Keating Muething & Klekamp PLL
ATTN: Michael J. Moeddel, Esq.
Kelley B. Tracy, Esq.

	Address:	One East Fourth Street
Cincinnati, OH 45202
	Facsimile:	(513) 579-6457
	Telephone:	(513) 639-3962
	E-mail:	mmoeddel@kmklaw.com
ktracy@kmklaw.com

If to the Escrow Agent at:	U.S. Bank National Association, as Escrow Agent
ATTN: Daniel Boyers, Corporate Trust Services

	Address:	425 Walnut Street
CN-OH-W6CTCincinnati, OH 45202
	Facsimile:	(513) 632-5511
	Telephone:	(513) 632-2077
	E-mail:	daniel.boyers@usbank.com
If to the Trustee at:
U.S. Bank National Association, as Trustee
ATTN: Daniel Boyers, Corporate Trust Services

	Address:	425 Walnut Street
CN-OH-W6CTCincinnati, OH 45202
	Facsimile:	(513) 632-5511
	Telephone:	(513) 632-2077
	E-mail:	daniel.boyers@usbank.com

with a copy to:	Taft Stettinius & Hollister LLP
Attn: Bridget C. Hoffman, Esq.

	Address:	425 Walnut Street, Suite 1800
Cincinnati, OH 45202
	Facsimile:	(513) 381-0205
	Telephone:	(513) 357-9363
	E-mail:	hoffman@taftlaw.com

If to MLPF&S at:	Merrill Lynch, Pierce, Fenner & Smith Incorporated
High Yield Desk Syndicate

	Address:	One Bryant Park
New York, NY 10036
Facsimile:

with a copy to:	Cahill Gordon & Reindel LLP
ATTN: Josiah M. Slotnick, Esq.

	Address:	80 Pine Street
New York, NY 10005
	Facsimile:	(212) 269-5420
	Telephone:	(212) 701-3000
	E-mail:	jstotnick@cahill.com

15.    Amendment or Waiver. This Agreement may be changed, waived, discharged or terminated only by a writing signed by all parties hereto. No provisions of this Agreement (including, without limitation, those relating to the release of the Escrow Property) may be amended or waived in a manner that would be materially adverse to the holders of the Notes without the consent of the Trustee on behalf of such holders. No delay or omission by any party in exercising any right with respect hereto shall operate as a waiver. A waiver on any one occasion shall not be construed as a bar to, or waiver of, any right or remedy on any future occasion.

16.    Severability. To the extent any provision of this Agreement is prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

17.    Entire Agreement. This Agreement constitutes the entire agreement between the parties relating to the holding, investment and disbursement of the Escrow Property and sets forth in their entirety the obligations and duties of the Escrow Agent with respect to the Escrow Property.

18.    Binding Effect. All of the terms of this Agreement, as amended from time to time, shall be binding upon, inure to the benefit of and be enforceable by the respective successors and assigns of the Escrow Issuer, Multi-Color and the Escrow Agent.

19.    Assignment. This Agreement and the rights and obligations hereunder of parties hereto may not be assigned except with the prior written consent of the other parties hereto and any purported assignment without such consent shall be null and void.

20.    Execution in Counterparts. This Agreement and any Officer’s Certificate may be executed in two or more counterparts, which when so executed shall constitute one and the same agreement or direction. Copies (whether facsimile, electronically reproduced, photostatic or otherwise) of signatures to this Agreement and any Officer’s Certificate shall be deemed to be originals and may be relied on to the same extent as the originals.

21.    Termination. Upon the disbursement of all Escrow Property from the Escrow Account in accordance with Section 4 hereof, or the disbursement of all amounts in the Escrow Account into court pursuant to the terms hereof, this Agreement shall terminate and the Escrow Agent shall have no further obligation or liability whatsoever with respect to this Agreement or the Escrow Property.

22.    Dealings. The Escrow Agent and any stockholder, director, officer or employee of the Escrow Agent may buy, sell, and deal in any of the securities of the Escrow Issuer or Multi-Color and become pecuniarily interested in any transaction in which the Escrow Issuer or Multi-Color may be interested, and contract and lend money to the Escrow Issuer or Multi-Color and otherwise act as fully and freely as though it were not Escrow Agent under this Agreement. Nothing herein shall preclude the Escrow Agent from acting in any other capacity for the Escrow Issuer or Multi-Color or for any other entity.

23.    Statements. The Escrow Agent will provide to the Escrow Issuer Multi-Color and the Trustee monthly statements identifying transactions, transfers or holders of Escrow Property, and each such statement will be deemed to be correct and final, absent manifest error, upon receipt thereof by the Escrow Issuer unless the Escrow Agent is notified in writing to the contrary within thirty (30) Business Days of the date of such statement. The parties acknowledge that to the extent regulations of the Comptroller of Currency or other applicable regulatory entity grant a right to receive brokerage confirmations of security transactions of the Escrow Account, the parties waive receipt of such confirmations, to the extent permitted by law. The Escrow Agent shall furnish a statement of security transactions on its regular monthly reports.

24.    Tax Reporting. Each of the Escrow Issuer and Multi-Color shall promptly deliver to the Escrow Agent a properly completed and signed Internal Revenue Service (“IRS”) Form W-9, or if applicable, an original IRS Form W-8. The Escrow Agent shall have no responsibility for the tax consequences of this Agreement. Any interest or income on the Escrow Property shall be reported on an accrual basis and deemed to be for the account of Multi-Color, unless determined otherwise in accordance with the terms of this Agreement. The Escrow Issuer and Multi-Color shall prepare and file all required tax returns with the IRS and any other taxing authority as required by law. Without limiting any other term of this Agreement, the Escrow

Issuer and Multi-Color shall provide to the Escrow Agent in writing all information that the Escrow Agent requires to comply with IRS 1099-B reporting obligations. Information shall be provided timely so the Escrow Agent can meet obligations to send 1099-B information to shareholders and the IRS by applicable reporting deadlines, and the Escrow Agent shall report to the IRS and, as appropriate, withhold and remit taxes to the IRS, or any other taxing authority as required by law, based upon the information so provided.

25.    Identifying Information. To help the government fight the funding of terrorism and money laundering activities, federal law requires all financial institutions to obtain, verify, and record information that identifies each person who opens an account. For a non-individual person such as a business entity, a charity, a trust, or other legal entity, the Escrow Agent requires documentation to verify its formation and existence as a legal entity. The Escrow Agent may ask to see financial statements, licenses, identification and authorization documents from individuals claiming authority to represent the entity or other relevant documentation. The Escrow Issuer and Multi-Color acknowledge that a portion of the identifying information set forth herein is being requested by the Escrow Agent in connection with the USA Patriot Act, Pub.L.107-56 (the “Act”), and the Escrow Issuer and Multi-Color agree to provide any additional information requested by the Escrow Agent in connection with the Act or any similar legislation or regulation to which the Escrow Agent is subject, in a timely manner.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

MULTI-COLOR CORPORATION

By:	/s/ Mary T. Fetch
Name:	Mary T. Fetch
Title:	Vice President and Treasurer

ESCROW ISSUER:

MULTI-COLOR ESCROW ISSUER, LLC

By:	/s/ Mary T. Fetch
Name:	Mary T. Fetch
Title:	Vice President and Treasurer

ESCROW AGENT:

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Daniel Boyers
Name:	Daniel Boyers
Title:	Vice President

TRUSTEE:

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Daniel Boyers
Name:	Daniel Boyers
Title:	Vice President

EXHIBIT A

FORM OF OFFICER’S CERTIFICATE

OF

MULTI-COLOR ESCROW ISSUER, LLC

AND

MULTI-COLOR CORPORATION

Date:

This certificate is being delivered to U.S. Bank National Association, as Trustee and as Escrow Agent pursuant to Section 4(b) of the Escrow and Security Agreement, dated as of October 4, 2017 (the “Escrow Agreement”), by and among Multi-Color Escrow Issuer, LLC, a Delaware limited liability company (the “Escrow Issuer”), Multi-Color Corporation, an Ohio corporation (“Multi-Color” and together with Escrow Issuer, the “Companies”), U.S. Bank National Association, a national banking association, in its capacities as escrow agent, depositary bank and securities intermediary (the “Escrow Agent”), and U.S. Bank National Association, a national banking association, in its capacity as trustee (the “Trustee”) under that certain indenture (as the same may be amended, supplemented, amended and restated or otherwise modified from time to time, the “Indenture”), dated as of October 4, 2017, by and among the Escrow Issuer and the Trustee, for the Notes. Capitalized terms used but not defined herein have the respective meanings specified in the Notes Purchase Agreement.

The Companies hereby certify through the undersigned officers, in their capacities as such, that the following conditions have been satisfied or will be satisfied substantially concurrently with or promptly following the release of the Escrow Property (as defined in the Escrow Agreement) from the Escrow Account (as defined in the Escrow Agreement):

(i)    the Constantia Labels Acquisition shall be consummated on the terms contemplated in the Acquisition Agreement as in effect on the Issue Date, without any waiver or other modification thereof or consent thereunder that is materially adverse to the interest of the holders of the Notes (as reasonably determined by Multi-Color);

(ii)    the MCC Supplemental Indenture shall have been executed and delivered;

(iii)    the Notes Assumption shall have occurred;

(iv)    the Escrow Property shall be applied by Multi-Color in the manner described under the heading “Use of Proceeds” in the Final Offering Memorandum;

(v)    the Issuers shall have caused the Initial Purchasers to be paid pursuant to the terms of the Escrow Agreement all amounts owed under the Notes Purchase Agreement;

Exhibit A-1

(vi)    Multi-Color and the other parties thereto shall have entered into the New Credit Agreement and the initial borrowings thereunder shall have been consummated;

(vii)    the release of the guarantees by, and the release of the security interest and liens on, Constantia Labels under its existing senior facilities shall have occurred; and

(viii)    the Escrow Purchasers’ Commission to MLPF&S is $9,000,000.00.

IN WITNESS WHEREOF, the Companies, through the undersigned officers, in their capacities as such, have signed this Officer’s Certificate as of the first date written above.

MULTI-COLOR ESCROW ISSUER, LLC

By:
Name:
Title:

MULTI-COLOR CORPORATION

By:
Name:
Title:

Exhibit A-2

EXHIBIT B

FORM OF OFFICER’S CERTIFICATE

OF

MULTI-COLOR CORPORATION

Date:

This certificate is being delivered to the Trustee and the Escrow Agent pursuant to Section 4(c) of the Escrow and Security Agreement, dated as of October 4, 2017 (the “Escrow Agreement”), by and among Multi-Color Escrow Issuer, LLC, a Delaware limited liability company (“Escrow Issuer”), Multi-Color Corporation, an Ohio corporation (“Multi-Color”), U.S. Bank National Association, a national banking association, in its capacities as escrow agent, depositary bank and securities intermediary (the “Escrow Agent”), and U.S. Bank National Association, a national banking association, in its capacity as trustee (the “Trustee”) under that certain indenture (as the same may be amended, supplemented, amended and restated or otherwise modified from time to time, the “Indenture”), dated as of October 4, 2017, by and among the Escrow Issuer and the Trustee, for the Notes. Capitalized terms used but not defined herein have the respective meanings specified in the Escrow Agreement.

Multi-Color hereby certifies pursuant to Section 4(c) of the Escrow Agreement through the undersigned officers, in their capacities as such, that:

(i)	[the conditions contained in the Officer’s Certificate described in Section 4(b) of the Escrow Agreement have not been fulfilled on or prior to the Escrow Outside Date][the Companies have determined that the Escrow Conditions (as defined in the Notes Purchase Agreement) will not Occur prior to the Escrow Outside Date [and][the Acquisition Agreement (as defined in the Notes Purchase Agreement) has been terminated];

(ii)	the Escrow Redemption Date will be [ ].

Pursuant to the terms of the Escrow Agreement, the Escrow Agent is hereby instructed, on the Business Date prior to the Special Mandatory Redemption Date, to release:

(1)    $[    ], representing the Special Mandatory Redemption Price, to the Trustee by wire transfer of immediately available funds pursuant to the wire instructions specified in the Escrow Agreement;

(2)    $[    ], representing the Escrow Purchasers’ Commission, to MLPF&S by wire transfer of immediately available funds pursuant to the wire instructions specified in the Escrow Agreement; and

(3)    after payment of the amounts specified in the foregoing clauses (1) and (2), the remainder of all the Escrow Property Multi-Color pursuant to the wire instructions specified in the Escrow Agreement.

[Signature page follows]

Exhibit B-1

IN WITNESS WHEREOF, Multi-Color, through the undersigned officer, in her capacity as such, has signed this Officer’s Certificate as of the first date written above.

MULTI-COLOR CORPORATION

By:
Name:
Title:

Exhibit B-2

SCHEDULE A

Authorized Officers:

Escrow Issuer:

The following person(s) are hereby designated and appointed as authorized officers of the Escrow Issuer under the Escrow Agreement (only one signature shall be required for any direction):

Name	Title
Sharon E. Birkett	Vice President, Chief Financial Officer and Secretary
Mary T. Fetch	Vice President and Treasurer
Timothy P. Lutz	Chief Accounting Officer

Multi-Color:

The following person(s) are hereby designated and appointed as authorized officers of Multi-Color under the Escrow Agreement (only one signature shall be required for any direction):

Name	Title
Sharon E. Birkett	Vice President, Chief Financial Officer and Secretary
Mary T. Fetch	Vice President and Treasurer
Timothy P. Lutz	Chief Accounting Officer

Exhibit B-3

SCHEDULE B

FIRST AMERICAN FUNDS

AUTOMATIC MONEY MARKET INVESTMENT AUTHORIZATION

Based upon client’s prior review of investment alternatives, in the absence of further specific written direction to the contrary, U.S. Bank National Association (“USBNA”) or U.S. Bank Trust National Association (“USBTNA”) is hereby directed to invest and reinvest proceeds and other available moneys in the following fund as permitted by the operative documents:

First American Government Obligations Fund Class Institutional Investor Shares

PLEASE REFER TO THE PROSPECTUS OF FIRST AMERICAN FUNDS, INC. WHICH YOU HEREBY ACKNOWLEDGE HAS PREVIOUSLY BEEN PROVIDED. NOTE THAT THE ABOVE FUNDS’ INVESTMENT ADVISOR, CUSTODIAN, DISTRIBUTOR AND OTHER SERVICE PROVIDERS AS DISCLOSED IN THE FUNDS PROSPECTUS ARE U.S. BANK NATIONAL ASSOCIATION AND AFFILIATES THEREOF.    U.S. BANK DOES NOT HAVE A DUTY NOR WILL IT UNDERTAKE ANY DUTY TO PROVIDE INVESTMENT ADVICE TO YOU. U.S. BANK, WHEN ACTING AS AN INDENTURE TRUSTEE OR IN A SIMILAR CAPACITY, IS NOT REQUIRED TO REGISTER AS A MUNICIPAL ADVISOR WITH THE SECURITIES AND EXCHANGE COMMISSION FOR PURPOSES OF COMPLYING WITH THE DODD-FRANK WALL STREET REFORM & CONSUMER PROTECTION ACT. INVESTMENT ADVICE, IF NEEDED, SHOULD BE OBTAINED FROM YOUR FINANCIAL ADVISOR. FOR INFORMATION ABOUT OTHER AVAILABLE SWEEP OPTIONS, CONTACT YOUR ACCOUNT MANAGER.

U.S. Bank National Association (or U.S. Bank Trust National Association) will not vote proxies for the First American Funds. Proxies will be mailed to you for voting.

SHAREHOLDER COMMUNICATIONS ACT AUTHORIZATION

The Shareholder Communications Act of 1985 and its regulation require that banks and trust companies make an effort to facilitate communication between registrants of U.S. securities and the parties who have the authority to vote or direct the voting of those securities regarding proxy dissemination and other corporate communications. Unless you indicate your objection below, we will provide the obligatory information to the registrant upon request. Your objection will apply to all securities held for you in the account now and in the future unless you notify us in writing.

I object to US Bank providing my name, address, and securities positions to requesting issuers.

(Initial, check, or place an X on the [blank] to indicate your objection)

Acknowledgments. Client Acknowledges that:

1.1. Shares of Mutual Funds are not deposits or obligations of, or guaranteed by, any bank, including any bank affiliated with U.S. Bancorp. Nor does the Federal Deposit Insurance Corporations, the Federal Reserve Board, or any other government agency insure such products. An investment in such products involves investment risks, including the possible loss of principal, due to fluctuations in each product’s net asset value.

1.2. Same-day Settlement. If USBNA (or USBTNA) receives a direction to purchase or redeem Sweep Vehicle shares by the fund’s established U.S. Bank cut-off time (the “Internal Trading Cut-off”), then such entity will settle the purchase or redemption on the same business day, subject to the Sweep Vehicle’s cut-off and policy for determining when a purchase or redemption order is considered to be received. Meeting the Internal Trading Cut-off does not guarantee same-business-day settlement.

1.3. Advance of Funds. If USBNA (or USBTNA) receives a direction to redeem Sweep Vehicle shares (the “Redemption Direction”) and to disburse or invest the proceeds thereof before the redeemed shares settle (the “Proceeds Direction”), then they have the power to (i) determine the dollar amount of anticipated proceeds based on

Exhibit B-4

the net asset value (“NAV”) most recently determined (ii) advance funds in that dollar amount in furtherance of settling the redemption and, as applicable, the purchase; (iii) determine the number of shares redeemed based on the NAV at settlement; and (iv) as part of USBNA’s (or USBTNA’s) compensation for servicing the Account, retain the yield paid on Sweep Vehicle shares that were treated as redeemed. USBNA (or USBTNA) reserves the right not to advance funds, including where the Sweep Vehicle has a floating NAV and the dollar amount of the Proceeds Direction is at least 99% of the dollar value of all Sweep Vehicle shares in the Account based on the NAV most recently determined.

1.4. Fund-level Fees. USBNA (or USBTNA), U.S. Bancorp Asset Management, Inc. (“USBAM”), U.S. Bancorp Fund Services, LLC, (“USBFS”) and Quasar Distributors, LLC (“Quasar”) are affiliates of U.S. Bancorp (collectively with U.S. Bancorp, “U.S. Bank”). USBAM is the investment advisor to the Mutual Funds in the First American Funds, Inc. family (the “First American Funds”). U.S. Bank may enter into agreements with First American Funds, other Mutual Funds, or any Mutual Funds’ service providers (including investment advisers, administrators, transfer agents, or distributors) whereby U.S. Bank provides services to Mutual Funds, including, as applicable, services provided by USBAM (investment advisory, shareholder services), by USBNA (or USBTNA) (custody, securities-lending, shareholder services, National Securities Clearing Corporation (NSCC) networking), by USBFS (accounting, administration, transfer agency, sub-transfer agency), and by Quasar (distribution, principal underwriting) and receives fees for these services. The fees received by Quasar may include distribution and service fees paid under a plan of distribution adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940. The fees may be received from the Mutual Fund or its investment advisor, administrator, transfer agent, distributor, or other agent; are based on investment in a Mutual Fund, may vary by Mutual Fund and by class of shares issued by the Mutual Fund, are charged against the Mutual Fund’s assets, and reduce the Mutual Fund’s average daily balance and investment yields. From time to time, a Mutual Fund’s service provider may voluntarily waive a portion of the fees it is entitled to receive for serving the Mutual Fund. If a waiver is in effect, then the Client’s approval of the fees described herein includes approval up to the Sweep Vehicle’s total annual operating expenses before waivers; if the service provider terminates the waiver as provided in the Sweep Vehicle’s prospectus, the approval persists.

1.5. Directed Account. USBNA (or USBTNA) (i) has no discretion to invest Account assets (such as discretion to select the Sweep Vehicle; determine whether, or what amount of, Account assets will be used to purchase a position in the Sweep Vehicle; or redeem Sweep Vehicle shares) and (ii) does not render investment advice with respect to Account assets. Nor will USBNA’s (or USBTNA’s) power to advance funds in furtherance of settlement, whether exercised or not, be deemed to be such discretion or advice.

1.6. Revocation. The Client may revoke the foregoing designation of the Sweep Vehicle at any time without penalty.

2. Representations and Warranties. Represents and warrants that (i) the Client is independent of U.S. Bank; has discretionary authority to select the investments and approve the fees described herein for the Account; received, read, and understood the Sweep Vehicle’s prospectus and fund fact-sheet, including the sections thereof describing fees, gates, expenses, cut-offs, and compensation, before Account assets were first invested in the Sweep Vehicle; and understands and approves the services and fees described herein; (ii) if the Account assets are subject to the Employee Retirement Income Security Act of 1974, as amended, (“ERISA”), then the Client is a trustee under ERISA §403(a) with respect to the assets, a “named fiduciary” with respect to the plan within the meaning of ERISA §402(a), or an “investment manager” within the meaning of ERISA §3(38) with respect to the assets that has been delegated the authority to manage, acquire, and dispose of such assets pursuant to ERISA §402(c)(3); and (iii) the foregoing designation, direction, acknowledgments, representations and warranties are made according to the Account’s governing service agreement and are not contrary to applicable law.

Exhibit B-5

SCHEDULE C

Schedule of Fees for Services as Escrow Agent

I.	Administration Fee, One-Time:	$2,000

One-time fee for the routine duties of the Escrow Agent associated with the administration of the account. Administration fees are payable in advance. In the event that the Agreement is not terminated within one year, then an additional administrative fee of $1,000 shall be due for each year or part thereof. This assumes that the Escrow Agent will be directed to invest in an automated sweep vehicle available through the Escrow Agent’s trust accounting system.

II.	Disbursement Processing Fees:	N/A

Processing fees are not applicable for ten or fewer disbursements per year based on the anniversary date of this Agreement. This includes payment by check or wire. This assumes that the Escrow Agent will receive complete and accurate payment information, upon which it can conclusively rely.

III.	Out-of-Pocket Expenses (if any):	At Cost

Reimbursement of expenses associated with the performance of Escrow Agent’s duties, including but not limited to fees and expenses of legal counsel, accountants and other agents, tax preparation, reporting and filing, publications, and filing fees.

IV.	Extraordinary Fees (if any):

Extraordinary fees are payable to the agent for duties or responsibilities not expected to be incurred at the outset of the transaction, not routine or customary, and not incurred in the ordinary course of business. Payment of extraordinary fees is appropriate where particular inquiries, events or developments are unexpected, even if the possibility of such things could have been identified at the inception of the transaction. Extraordinary services might include, without limitation, amendments or supplements, specialized reporting, non-routine calculations, foreign currency conversions, use investments not automated with the Escrow Agent’s trust accounting system, and actual or threatened litigation or arbitration proceedings.

IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT

To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify and record information that identifies each person who opens an account. For a non-individual person such as a business entity, a charity, a trust or other legal entity we will ask for documentation to verify its formation and existence as a legal entity. Escrow Agent may also ask to see financial statements, licenses, identification and authorization documents from individuals claiming authority to represent the entity or other relevant documentation.

Exhibit B-6